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                                                                       Exhibit 5

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            United States Steel Corporation           ROBERT M. STANTON
            Law Department                            Assistant General Counsel-
            600 Grant Street                          Corporate
            Pittsburgh, PA  15219-2800
            412 433 2877
            Fax:  412 433 2811
            email:  rmstanton@uss.com

August 21, 2003


Board of Directors
United States Steel Corporation
600 Grant Street
Pittsburgh, Pennsylvania 15219-2800

Attention:        Mr. Thomas J. Usher, Chairman of the Board

To the Board of Directors:

         I am Assistant General Counsel and Assistant Secretary of United States Steel Corporation, a Delaware corporation ("USS"). I, or attorneys subject to my supervision, have served as counsel to USS in connection with the proposed issuance of up to 3,000,000 shares of common stock, par value $1.00 per share, of USS (the "Shares") in connection with the United States Steel Corporation Dividend Reinvestment and Stock Purchase Plan and in the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 ("Registration Statement") relating to such Shares.

         As Assistant General Counsel and Assistant Secretary of USS, I am familiar with USS's Certificate of Incorporation and By-Laws. I am also familiar with the resolution adopted by USS's Board of Directors on April 29, 2003 authorizing the issuance of the Shares. I have examined the Registration Statement and have examined or caused to be examined such other documents, corporate records and certificates of corporate officers and public officials as I have deemed relevant or necessary to giving the opinion set forth below.

         Based on the foregoing, I am of the opinion that the issuance of the Shares has been approved by all necessary corporate action and that when the Shares are delivered against receipt of payment they will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and I further consent to the use of my name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ ROBERT M. STANTON
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                                          Robert M. Stanton